
                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-90366


           AMERICAN BUSINESS FINANCIAL SERVICES, INC. INVESTMENT NOTES

                                 RATE SUPPLEMENT

                              PROSPECTUS SUPPLEMENT
                                  DATED 1/3/03


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

                                                                                                          Bonus
       Term                 Rate                Annual            Bonus          Bonus Rate**             Annual
                                                Yield*                                                     Yield*
-------------------- ------------------- -------------------- ------------- ---------------------- ----------------------
    12-23 mos.             6.00%                6.18%             .50%              6.50%                  6.71%
    24-29 mos.             6.50%                6.71%             .50%              7.00%                  7.25%
    30-35 mos.             6.90%                7.14%             .50%              7.40%                  7.67%
    36-47 mos.             8.00%                8.32%             .50%              8.50%                  8.87%
    48-120 mos.            8.50%                8.87%             .50%              9.00%                  9.41%

-------------------- ------------------- -------------------- ------------- ---------------------- ----------------------


                Minimum Investment for Investment Notes is $1,000

  ** The Bonus Rate is only available to new investors who have not previously purchased an ABFS Investment Note or Money Market Note.

  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can only be made by the Prospectus dated October 3, 2002, delivered in conjunction with this Rate Supplement dated January 3, 2003. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an investment in the Notes.

*The Effective Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Investment Notes are available from January 3, 2003 through January 30, 2003.

You may obtain an additional copy of the Prospectus dated October 3, 2002 free of charge from American Business Financial Services, Inc. by calling (800) 776-4001.


     Investment Notes represent obligations of ABFS and are not certificates of deposit or insured or guaranteed by the FDIC
                        or any other governmental agency.


            (LOGO) AMERICAN BUSINESS            For information,
                   FINANCIAL SERVICES, INC.   call 1-800-776-4001

BalaPointe Office Centre   111 Presidential Boulevard    Bala Cynwyd, PA 19004
                               www.ABFSonline.com